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Exhibit 99.1

First US Bancshares, Inc. Reports Third Quarter and Year-to-Date 2026 Results:

Year-to-Date Diluted EPS Improves by 56%

BIRMINGHAM, AL (October 28, 2026)

First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $2.0 million, or $0.36 per diluted share, for the quarter ended September 30, 2026 (“3Q2026”), compared to $1.8 million, or $0.31 per diluted share, for the quarter ended June 30, 2026 (“2Q2026”) and $1.9 million, or $0.32 per diluted share, for the quarter ended September 30, 2025 (“3Q2025”). For the nine months ended September 30, 2026, net income totaled $5.7 million, or $1.00 per diluted share, compared to $3.9 million, or $0.64 per diluted share, for the nine months ended September 30, 2025.

The table below summarizes selected financial data for each of the periods presented.

	Quarter Ended					Nine Months Ended
	2026			2025		2026	2025
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
Results of Operations: (Dollars in Thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$15,107	$14,657	$14,940	$15,262	$15,281	$44,704	$44,153
Interest expense	5,257	5,157	5,725	5,839	5,619	16,139	16,118
Net interest income	9,850	9,500	9,215	9,423	9,662	28,565	28,035
Provision for credit losses	586	939	254	220	566	1,779	3,811
Net interest income after provision for credit losses	9,264	8,561	8,961	9,203	9,096	26,786	24,224
Non-interest income	967	1,318	840	995	860	3,125	2,584
Non-interest expense	7,713	7,643	7,341	7,271	7,437	22,697	21,799
Income before income taxes	2,518	2,236	2,460	2,927	2,519	7,214	5,009
Provision for income taxes	558	483	515	798	583	1,556	1,146
Net income	$1,960	$1,753	$1,945	$2,129	$1,936	$5,658	$3,863
Per Share Data:
Basic net income per share	$0.36	$0.31	$0.34	$0.37	$0.33	$1.01	$0.66
Diluted net income per share	$0.36	$0.31	$0.33	$0.36	$0.32	$1.00	$0.64
Dividends per share	$0.07	$0.07	$0.07	$0.07	$0.07	$0.21	$0.21
Key Measures (Period End):
Total assets	$1,164,835	$1,147,619	$1,165,236	$1,154,785	$1,147,175
Tangible assets (1)	1,157,400	1,140,184	1,157,801	1,147,350	1,139,740
Total loans	845,043	860,635	843,697	853,018	867,520
Allowance for credit losses on loans and leases	10,995	10,882	10,536	10,704	10,700
Investment securities, net	194,705	165,959	181,545	168,540	164,493
Total deposits	1,015,067	997,956	1,038,849	1,027,962	1,002,472
Short-term borrowings	30,000	25,000	—	—	20,000
Long-term borrowings	11,000	10,982	10,963	10,945	10,927
Total shareholders’ equity	96,617	104,285	104,634	105,648	104,238
Tangible common equity (1)	89,182	96,850	97,199	98,213	96,803
Book value per common share	18.82	18.88	18.67	18.53	18.08
Tangible book value per common share (1)	17.37	17.54	17.34	17.23	16.79
Common shares outstanding	5,134,709	5,523,209	5,604,123	5,699,696	5,765,137
Key Ratios:
Return on average assets (annualized)	0.69%	0.62%	0.67%	0.74%	0.68%	0.66%	0.46%
Return on average common equity (annualized)	7.60%	6.73%	7.46%	8.04%	7.48%	7.26%	5.10%
Return on average tangible common equity (annualized) (1)	8.19%	7.24%	8.02%	8.65%	8.06%	7.82%	5.51%
Pre-tax pre-provision net revenue to average assets (annualized) (1)	1.09%	1.12%	0.94%	1.09%	1.08%	1.05%	1.06%
Net interest margin	3.66%	3.56%	3.37%	3.46%	3.60%	3.53%	3.57%
Efficiency ratio (2)	71.3%	70.7%	73.0%	69.8%	70.7%	71.6%	71.2%
Total loans to deposits	83.2%	86.2%	81.2%	83.0%	86.5%
Total loans to assets	72.5%	75.0%	72.4%	73.9%	75.6%
Common equity to total assets	8.29%	9.09%	8.98%	9.15%	9.09%
Tangible common equity to tangible assets (1)	7.71%	8.49%	8.40%	8.56%	8.49%
Tier 1 leverage ratio (3)	9.16%	9.16%	8.85%	9.03%	9.19%
ACL on loans and leases as % of total loans	1.30%	1.26%	1.25%	1.25%	1.23%
Nonperforming assets as % of total assets	0.14%	0.17%	0.16%	0.14%	0.19%
Net charge-offs as a % of average loans (annualized)	0.22%	0.30%	0.23%	0.08%	0.61%	0.25%	0.52%

(1) Refer to the Non-GAAP Financial Measures section for a reconciliation of this non-GAAP measure to a GAAP amount.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio

First US Bancshares, Inc. Reports Third Quarter 2026 Results

October 28, 2026

CEO Commentary

“We are pleased to report higher earnings and continued expansion of net interest margin during the third quarter,” stated James F. House, President and CEO of the Company. “Net income increased by 11.8% and diluted earnings per share ("EPS") by 16.1% compared to the second quarter. Year-to-date net income increased by 46.5% and diluted earnings per share by 56.3% compared to the same period last year. The improvement in net income along with a successful share repurchase campaign during 2026, contributed to strong earnings per share improvement. Our net interest margin improved to 3.66% for the third quarter, while nonperforming assets and net charge-offs as a percentage of average loans declined from the second quarter. Growth in our indirect consumer portfolio continued, while expected project payoffs in multi-family and construction lending contributed to a decrease in total loans. We remain focused on disciplined pricing and credit quality while maintaining flexibility to respond to opportunities in our markets,” continued Mr. House.

Financial Results

Loans and Leases – The table below summarizes loan balances by portfolio category as of the end of each of the most recent five quarters.

	Quarter Ended
	2026			2025
	September 30,	June 30,	March 31,	December 31,	September 30,
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Real estate loans:
Construction, land development and other land loans	$35,778	$41,062	$27,236	$32,618	$38,560
Secured by 1-4 family residential properties	63,282	63,093	65,460	66,996	67,620
Secured by multi-family residential properties	98,613	119,362	124,826	117,769	112,763
Secured by non-residential commercial real estate	181,878	181,480	189,408	200,699	211,400
Commercial and industrial loans ("C&I")	43,528	46,834	46,665	48,360	46,562
Consumer loans:
Direct	4,441	4,379	4,362	4,844	4,999
Indirect	417,523	404,425	385,740	381,732	385,616
Total loans and leases held for investment	845,043	860,635	843,697	853,018	867,520
Allowance for credit losses ("ACL") on loans and leases	10,995	10,882	10,536	10,704	10,700
Net loans and leases held for investment	$834,048	$849,753	$833,161	$842,314	$856,820

Total loans decreased by $15.6 million, or 1.8%, to $845.0 million during 3Q2026. Expected project payoffs contributed to declines of $20.7 million in multi-family residential loans and $5.3 million in construction, land development and other land loans. Commercial and industrial loans decreased by $3.3 million. These decreases were partially offset by growth in indirect consumer loans and modest increases in the other portfolio categories. While the Company has experienced substantial payoffs of real estate loans during 2026 (including construction, multi-family and commercial real estate), the commercial lending team is strategically focused on building and maintaining commercial lending relationships that are expected to assist future loan growth. During the nine months ended September 30, 2026, total loans decreased by $8.0 million, or 0.9%. Average total loans for the nine-month period were $854.3 million, an increase of $2.7 million, or 0.3%, compared to the corresponding period of 2025.

The Company’s indirect lending platform focuses on borrowers at the higher end of the credit spectrum, as reflected in the portfolio’s weighted average credit score at the time of funding of 785 as of September 30, 2026. Indirect consumer loans increased by $13.1 million, or 3.2%, during 3Q2026 and by $35.8 million, or 9.4%, during the nine months ended September 30, 2026. Collateral primarily consists of boats, recreational vehicles, campers, horse trailers and cargo trailers.

The average yield on total loans was 5.98% in 3Q2026, compared to 5.90% in 2Q2026 and 6.10% in 3Q2025. For the nine months ended September 30, 2026, the average yield on loans was 5.94%, compared to 6.07% for the corresponding period of 2025.

Deposits – Total deposits increased by $17.1 million, or 1.7%, to $1.015 billion during 3Q2026, compared to $998.0 million as of June 30, 2026. Compared to December 31, 2025, total deposits decreased by $12.9 million, or 1.3%, reflecting a $21.9 million decrease in wholesale brokered deposits, partially offset by growth in non-wholesale deposits. Excluding the decrease in brokered deposits, total deposits increased by $18.9

First US Bancshares, Inc. Reports Third Quarter 2026 Results

October 28, 2026

million, or 2.2%, during 3Q2026 and by $9.0 million, or 1.0%, comparing September 30, 2026 to December 31, 2025. Non-interest-bearing deposits totaled $162.3 million, or 16.0% of total deposits, as of September 30, 2026, compared to $153.8 million, or 15.0% of total deposits, as of December 31, 2025. Core deposits, which exclude time deposits of $250 thousand or more and all wholesale brokered deposits, totaled $844.6 million, or 83.2% of total deposits, as of September 30, 2026, compared to $838.3 million, or 81.6% of total deposits, as of December 31, 2025. The average rate on total deposits was 1.99% in 3Q2026, compared to 1.98% in 2Q2026 and 2.14% in 3Q2025. For the nine months ended September 30, 2026, the average rate on total deposits was 2.05%, compared to 2.10% for the corresponding period of 2025.

Cash and Investment Securities – As of September 30, 2026, the Company held cash, federal funds sold and securities purchased under reverse repurchase agreements totaling $66.4 million, or 5.7% of total assets, compared to $78.4 million, or 6.8% of total assets, as of December 31, 2025. Investment securities, including both the available-for-sale and held-to-maturity portfolios, totaled $194.7 million as of September 30, 2026, compared to $168.5 million as of December 31, 2025. During the nine months ended September 30, 2026, the Company purchased $71.8 million in investment securities, of which $46.4 million were purchased in 3Q2026. These purchases, combined with the maturity and paydown of investment securities at lower rates, have led to continued improvement in yield on the portfolio. The average yield on investment securities increased to 4.17% in 3Q2026, compared to 3.95% in 2Q2026 and 3.65% in 3Q2025. For the nine months ended September 30, 2026, the average yield on investment securities was 4.00%, compared to 3.52% for the corresponding period of 2025. As of September 30, 2026, the expected average life of securities in the investment portfolio was 4.0 years, compared to 3.7 years as of December 31, 2025.

Net Interest Income and Margin – Net interest income totaled $9.9 million in 3Q2026, reflecting an increase of $350 thousand, or 3.7%, compared to 2Q2026 and an increase of $188 thousand, or 1.9%, compared to 3Q2025. Net interest margin increased to 3.66% in 3Q2026, compared to 3.56% in 2Q2026 and 3.60% in 3Q2025. The sequential improvement reflected higher yields on loans and investment securities, while the average rate on total deposits remained relatively stable. Compared to 3Q2025, lower deposit costs and a higher yield on investment securities more than offset a lower loan yield. For the nine months ended September 30, 2026, net interest income totaled $28.6 million, reflecting an increase of $530 thousand, or 1.9%, compared to the corresponding period of 2025. Net interest margin was 3.53% for the nine-month period, compared to 3.57% for the corresponding period of 2025, reflecting lower loan yields that were partially offset by higher investment securities yields and lower deposit costs.

Asset Quality – Nonperforming assets, including loans in non-accrual status, other real estate owned and repossessed assets, totaled $1.7 million as of September 30, 2026, compared to $1.9 million as of June 30, 2026 and $1.6 million as of December 31, 2025. As a percentage of total assets, nonperforming assets represented 0.14% of total assets as of September 30, 2026, compared to 0.17% as of June 30, 2026 and 0.14% as of December 31, 2025. Annualized net charge-offs as a percentage of average loans were 0.22% in 3Q2026, compared to 0.30% in 2Q2026 and 0.61% in 3Q2025. For the nine months ended September 30, 2026, annualized net charge-offs as a percentage of average loans were 0.25%, compared to 0.52% for the corresponding period of 2025. The year-over-year improvement reflected, in part, the absence of a $2.2 million charge-off of an individually evaluated commercial loan recorded in 2025.

Provision for Credit Losses – During 3Q2026, the Company recorded a provision for credit losses totaling $586 thousand, compared to $939 thousand in 2Q2026 and $566 thousand in 3Q2025. For the nine months ended September 30, 2026, the provision for credit losses totaled $1.8 million, compared to $3.8 million for the corresponding period of 2025. The year-over-year decrease resulted primarily from provisioning for specifically identified commercial loans in 2025, which were resolved by the end of 2025 and, accordingly, the same level of provisioning was not repeated during the nine months ended September 30, 2026. The Company’s ACL on loans and leases totaled $11.0 million, or 1.30% of total loans, as of September 30, 2026, compared to $10.9 million, or 1.26%, as of June 30, 2026 and $10.7 million, or 1.25%, as of December 31, 2025. The increase in the ACL as a percentage of total loans during both the three- and nine-month periods ended September 30, 2026 reflected changes in loan portfolio composition, including more prominent growth in indirect consumer loans, which require higher credit allowances than other loan categories, as well as updated economic forecast data released in 3Q2026. While management believes that the ACL is adequate to absorb credit losses within the Company’s loan portfolio, inherent uncertainty exists regarding the ultimate impact of geopolitical and economic matters, including prospective inflation, unemployment levels, tariffs and consumer affordability.

Pre-tax Pre-provision Net Revenue (“PPNR”) – PPNR totaled $3.1 million in 3Q2026, compared to $3.2 million in 2Q2026 and $3.1 million in 3Q2025. As a percentage of average assets, PPNR was 1.09% (annualized) in 3Q2026, compared to 1.12% (annualized) in 2Q2026 and 1.08% (annualized) in 3Q2025. For the nine months ended September 30, 2026, PPNR totaled $9.0 million, or 1.05% (annualized) of average assets, compared to $8.8 million, or 1.06% (annualized) of average assets, for the corresponding period of 2025. PPNR is a non-GAAP financial measure. Refer to the Non-GAAP Financial Measures section for a reconciliation of PPNR to net income.

Non-interest Income – Non-interest income totaled $967 thousand in 3Q2026, compared to $1.3 million in 2Q2026 and $860 thousand in 3Q2025. The sequential decrease reflected lower gains on sales and prepayments of investment securities, while the increase compared to 3Q2025 reflected higher service and other charges on deposit accounts and other income. For the nine months ended September 30, 2026, non-interest income

First US Bancshares, Inc. Reports Third Quarter 2026 Results

October 28, 2026

totaled $3.1 million, compared to $2.6 million for the corresponding period of 2025, reflecting an increase of $541 thousand. Net gains on sales and prepayments of investment securities of $463 thousand accounted for most of the year-to-date increase.

Non-interest Expense – Non-interest expense totaled $7.7 million in 3Q2026, compared to $7.6 million in 2Q2026 and $7.4 million in 3Q2025. The increase of $276 thousand compared to 3Q2025 resulted primarily from a $306 thousand increase in salaries and employee benefits, partially offset by lower fees for professional services and net occupancy and equipment expense. For the nine months ended September 30, 2026, non-interest expense totaled $22.7 million, compared to $21.8 million for the corresponding period of 2025. The year-to-date increase of $898 thousand reflected an increase of $451 thousand in other expenses primarily associated with losses on sale of repossessed assets, and higher telephone and legal expenses. In addition, salaries and employee benefits increased by $337 thousand, net occupancy and equipment expense increased by $137 thousand, and insurance expense and assessments increased by $75 thousand, partially offset by lower fees for professional services and computer services expense.

Shareholders’ Equity – As of September 30, 2026, shareholders’ equity totaled $96.6 million, or 8.29% of total assets, compared to $105.6 million, or 9.15% of total assets, as of December 31, 2025. While earnings, net of dividends paid, increased shareholders’ equity during the nine months ended September 30, 2026, the increase was fully offset by share repurchases during the period, combined with an increase in the Company’s accumulated other comprehensive loss resulting from increases in market interest rates comparing September 30, 2026 to December 31, 2025. The Company’s ratio of tangible common equity to tangible assets was 7.71% as of September 30, 2026, compared to 8.56% as of December 31, 2025.

Cash Dividend – In 3Q2026, the Company declared a cash dividend of $0.07 per share on its common stock, consistent with the dividends declared in each of the first two quarters of 2026 and all four quarters of 2025. Dividends declared for the nine months ended September 30, 2026 totaled $0.21 per share, consistent with the corresponding period of 2025.

Share Repurchases – During 3Q2026, the Company completed the repurchase of 390,000 shares of its common stock at a weighted average price of $16.43 per share, bringing total share repurchases for the nine months ended September 30, 2026, to 627,500 shares at a weighted average price of $16.02 per share. All repurchases were completed under the Company’s previously announced share repurchase program, which was expanded in 2025. As of September 30, 2026, 1,157,313 shares remained available for repurchase under the program.

Regulatory Capital – During 3Q2026, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of September 30, 2026, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 11.00%, its total capital ratio was 12.20%, and its Tier 1 leverage ratio was 9.16%.

Liquidity – As of September 30, 2026, the Company continued to maintain funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines with other banking institutions, Federal Home Loan Bank advances, the Federal Reserve Board’s discount window, and wholesale brokered deposits. Refer to the Non-GAAP Financial Measures section for additional discussion of measures of the Company’s liquidity.

Banking Center Growth – The Company expanded its banking center footprint during 2Q2026 with the opening of a new office in Daphne, Alabama. The location serves as the Bank’s initial deposit gathering facility in the Daphne/Mobile area. The Company also purchased an office in Orange Beach, Alabama, during 2Q2026, which is expected to serve as a banking center following the completion of renovations. The Orange Beach location is expected to open to the public in 2027.

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

First US Bancshares, Inc. Reports Third Quarter 2026 Results

October 28, 2026

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements and cause actual results to differ materially from those projected in such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Such factors may include risk related to the Company's credit, including loan losses may be greater than anticipated; our ability to ensure that sufficient cash flow and liquid assets are available to satisfy current and future financial obligations; the increased lending risks associated with commercial real estate lending; potential weakness in the residential real estate market; liquidity risks; the impact of national and local market conditions on the Company's business and operations; the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas; the effects of significant changes to the structure and operations of the federal government; digital banking trends may create deposit volatility; strong competition in the banking industry; the impact of changes in interest rates and monetary policy on the Company’s performance and financial condition; the effects of fiscal challenges facing the U.S. government or any potential government shutdown; effects of changes in the policies of monetary authorities and other government action; the impact of technological changes in the banking and financial service industries and potential information system failures; cybersecurity and data privacy threats; the risks and challenges presented by the development and use of artificial intelligence (“AI”); risks of dependence on outside third parties for the processing and handling of our records and data; the costs of complying with extensive governmental regulation; the risk that internal controls and procedures might fail or be circumvented; the impact of changing accounting standards and tax laws on the Company's allowance for credit losses and financial results; the potential impact of climate change related legislative and regulatory initiatives; the possibility that acquisitions may not produce anticipated results and result in unforeseen integration difficulties; the volatility of our stock price; our dependence on the soundness of other financial institutions; and other risk factors described from time to time in the Company’s public filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. Relative to the Company’s dividend policy, the payment of cash dividends is subject to the discretion of the Board of Directors and will be determined in light of then-current conditions, including the Company’s earnings, leverage, operations, financial conditions, capital requirements and other factors deemed relevant by the Board of Directors. In the future, the Board of Directors may change the Company’s dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

First US Bancshares, Inc. Reports Third Quarter 2026 Results

October 28, 2026

FIRST US BANCSHARES, INC. AND SUBSIDIARY

NET INTEREST MARGIN

THREE MONTHS ENDED September 30, 2026 AND 2025

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2026			September 30, 2025
	Average Balance	Interest	Annualized Yield/Rate %	Average Balance	Interest	Annualized Yield/Rate %
ASSETS
Interest-earning assets:
Loans	$857,791	$12,936	5.98%	$871,926	$13,413	6.10%
Investment securities	171,365	1,801	4.17%	151,303	1,391	3.65%
Federal Home Loan Bank stock	1,639	25	6.05%	1,328	21	6.27%
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	46	3.76%	4,850	54	4.42%
Interest-bearing deposits in banks	32,905	299	3.61%	36,087	402	4.42%
Total interest-earning assets	1,068,550	15,107	5.61%	1,065,494	15,281	5.69%

Noninterest-earning assets	66,032			64,765
Total assets	$1,134,582			$1,130,259

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$200,758	339	0.67%	$195,955	386	0.78%
Money market/savings deposits	319,224	1,940	2.41%	300,736	2,068	2.73%
Time deposits	320,871	2,690	3.33%	345,916	2,914	3.34%
Total interest-bearing deposits	840,853	4,969	2.34%	842,607	5,368	2.53%
Noninterest-bearing demand deposits	152,062	—	—	152,474	—	—
Total deposits	992,915	4,969	1.99%	995,081	5,368	2.14%
Borrowings	28,665	288	3.99%	22,472	251	4.43%
Total funding liabilities	1,021,580	5,257	2.04%	1,017,553	5,619	2.19%

Other noninterest-bearing liabilities	10,624			9,969
Shareholders’ equity	102,378			102,737
Total liabilities and shareholders' equity	$1,134,582			$1,130,259

Net interest income		$9,850			$9,662
Net interest margin			3.66%			3.60%

First US Bancshares, Inc. Reports Third Quarter 2026 Results

October 28, 2026

FIRST US BANCSHARES, INC. AND SUBSIDIARY

NET INTEREST MARGIN

NINE MONTHS ENDED September 30, 2026 AND 2025

(Dollars in Thousands)

(Unaudited)

	Nine Months Ended			Nine Months Ended
	September 30, 2026			September 30, 2025
	Average Balance	Interest	Annualized Yield/Rate %	Average Balance	Interest	Annualized Yield/Rate %
ASSETS
Interest-earning assets:
Loans	$854,295	$37,981	5.94%	$851,561	$38,643	6.07%
Investment securities	173,877	5,207	4.00%	157,319	4,138	3.52%
Federal Home Loan Bank stock	1,291	59	6.11%	1,330	71	7.14%
Federal funds sold and securities purchased under reverse repurchase agreements	8,978	260	3.87%	4,850	160	4.41%
Interest-bearing deposits in banks	43,976	1,197	3.64%	34,375	1,141	4.44%
Total interest-earning assets	1,082,417	44,704	5.52%	1,049,435	44,153	5.63%

Noninterest-earning assets	64,917			64,034
Total assets	$1,147,334			$1,113,469

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$206,156	1,088	0.71%	$203,880	1,317	0.86%
Money market/savings deposits	325,630	6,063	2.49%	277,149	5,355	2.58%
Time deposits	328,436	8,344	3.40%	344,310	8,690	3.37%
Total interest-bearing deposits	860,222	15,495	2.41%	825,339	15,362	2.49%
Noninterest-bearing demand deposits	151,052	—	—	154,390	—	—
Total deposits	1,011,274	15,495	2.05%	979,729	15,362	2.10%
Borrowings	21,365	644	4.03%	22,944	756	4.41%
Total funding liabilities	1,032,639	16,139	2.09%	1,002,673	16,118	2.15%

Other noninterest-bearing liabilities	10,471			9,521
Shareholders’ equity	104,224			101,275
Total liabilities and shareholders' equity	$1,147,334			$1,113,469

Net interest income		$28,565			$28,035
Net interest margin			3.53%			3.57%

First US Bancshares, Inc. Reports Third Quarter 2026 Results

October 28, 2026

FIRST US BANCSHARES, INC. AND SUBSIDIARY

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share and Per Share Data)

	September 30,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Cash and due from banks	$10,858	$9,401
Interest-bearing deposits in banks	50,722	64,146
Total cash and cash equivalents	61,580	73,547
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	4,850
Investment securities available-for-sale, at fair value (amortized cost $202,314 and $169,037; net of allowance for credit losses of $- and $-)	194,352	168,075
Investment securities held-to-maturity, at amortized cost, net of allowance for credit losses of $- and $-, (fair value 2026 - $333, 2025 - $449)	353	465
Federal Home Loan Bank stock, at cost	2,016	791
Loans and leases held for investment	845,043	853,018
Less allowance for credit losses on loans and leases	10,995	10,704
Net loans and leases held for investment	834,048	842,314
Premises and equipment, net of accumulated depreciation	27,043	26,284
Cash surrender value of bank-owned life insurance	17,645	17,378
Accrued interest receivable	3,903	3,916
Goodwill and core deposit intangible, net	7,435	7,435
Other real estate owned	134	256
Other assets	11,476	9,474
Total assets	$1,164,835	$1,154,785
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$162,270	$153,809
Interest-bearing	852,797	874,153
Total deposits	1,015,067	1,027,962
Accrued interest expense	1,493	2,526
Other liabilities	10,658	7,704
Short-term borrowings	30,000	—
Long-term borrowings	11,000	10,945
Total liabilities	1,068,218	1,049,137
Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 8,024,422 and 7,947,303 shares issued, respectively; 5,134,709 and 5,699,696 shares outstanding, respectively	80	79
Additional paid-in capital	16,579	16,005
Accumulated other comprehensive loss, net of tax	(4,622)	(780)
Retained earnings	125,764	121,249
Less treasury stock: 2,889,713 and 2,247,607 shares at cost, respectively	(41,184)	(30,905)
Total shareholders’ equity	96,617	105,648
Total liabilities and shareholders’ equity	$1,164,835	$1,154,785

First US Bancshares, Inc. Reports Third Quarter 2026 Results

October 28, 2026

FIRST US BANCSHARES, INC. AND SUBSIDIARY

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$12,936	$13,413	$37,981	$38,643
Interest on investment securities	1,801	1,391	5,207	4,138
Interest on deposits in banks	299	402	1,197	1,141
Other	71	75	319	231
Total interest income	15,107	15,281	44,704	44,153

Interest expense:
Interest on deposits	4,969	5,368	15,495	15,362
Interest on borrowings	288	251	644	756
Total interest expense	5,257	5,619	16,139	16,118

Net interest income	9,850	9,662	28,565	28,035

Provision for credit losses	586	566	1,779	3,811

Net interest income after provision for credit losses	9,264	9,096	26,786	24,224

Non-interest income:
Net gain on sales and prepayments of investment securities	5	11	463	13
Service and other charges on deposit accounts	321	289	881	855
Lease income	271	262	812	815
Other income, net	370	298	969	901
Total non-interest income	967	860	3,125	2,584

Non-interest expense:
Salaries and employee benefits	4,065	3,759	11,777	11,440
Net occupancy and equipment	949	987	2,936	2,799
Computer services	467	431	1,261	1,264
Insurance expense and assessments	350	348	1,173	1,098
Fees for professional services	311	363	949	1,048
Other expense	1,571	1,549	4,601	4,150
Total non-interest expense	7,713	7,437	22,697	21,799

Income before income taxes	2,518	2,519	7,214	5,009
Provision for income taxes	558	583	1,556	1,146
Net income	$1,960	$1,936	$5,658	$3,863
Basic net income per share	$0.36	$0.33	$1.01	$0.66
Diluted net income per share	$0.36	$0.32	$1.00	$0.64
Dividends per share	$0.07	$0.07	$0.21	$0.21

First US Bancshares, Inc. Reports Third Quarter 2026 Results

October 28, 2026

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of liquidity, pre-tax pre-provision net revenue, tangible assets and equity, and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the consolidated financial statements previously presented in this press release.

Liquidity Measures

The table below provides information combining the Company’s on-balance sheet liquidity with readily available off-balance sheet sources of liquidity as of both September 30, 2026 and December 31, 2025.

	September 30, 2026	December 31, 2025
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)
Liquidity from cash, federal funds sold and securities purchased under reverse repurchase agreements:
Cash and cash equivalents	$61,580	$73,547
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	4,850
Total liquidity from cash, federal funds sold and securities purchased under reverse repurchase agreements	66,430	78,397
Liquidity from pledgable investment securities:
Investment securities available-for-sale, at fair value	194,352	168,075
Investment securities held-to-maturity, at amortized cost	353	465
Less: securities pledged	(79,671)	(58,497)
Less: estimated collateral value discounts	(10,778)	(10,671)
Total liquidity from pledgable investment securities	104,256	99,372
Liquidity from unused lendable collateral (loans) at FHLB	23,866	30,504
Liquidity from unused lendable collateral (loans and securities) at FRB	221,361	210,921
Unsecured lines of credit with banks	48,000	48,000
Total readily available liquidity	$463,913	$467,194

The table above calculates readily available liquidity by combining cash and cash equivalents, federal funds sold, securities purchased under reverse repurchase agreements and unencumbered investment security values on the Company’s consolidated balance sheet with off-balance sheet liquidity that is readily available through unused collateral pledged to the Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB), as well as unsecured lines of credit with other banks. Liquidity from pledgable investment securities and total readily available liquidity are non-GAAP measures used by management and regulators to analyze a portion of the Company's liquidity. Management uses these measures to evaluate the Company's liquidity position.

Pledgable investment securities are considered by management as a readily available source of liquidity since the Company has the ability to pledge the securities with the FHLB or FRB to obtain immediate funding. Both available-for-sale and held-to-maturity securities may be pledged at fair value with the FHLB and through the FRB discount window. The amounts shown as liquidity from pledgable investment securities represent total investment securities as recorded on the consolidated balance sheet, less reductions for securities already pledged and discounts expected to be taken by the lender to determine collateral value.

First US Bancshares, Inc. Reports Third Quarter 2026 Results

October 28, 2026

The Company’s readily available liquidity position decreased to $463.9 million as of September 30, 2026, compared to $467.2 million as of December 31, 2025, due to a combination of factors, including a reduction in cash and cash equivalents commensurate with efforts to improve balance sheet efficiency and increased usage of secured short-term borrowings as of September 30, 2026. While readily available liquidity decreased comparing September 30, 2026 to December 31, 2025, management believes that the Company maintained ample access to liquidity relative to estimated uninsured deposits. Excluding wholesale brokered deposits, as of September 30, 2026, the Bank had approximately 27 thousand deposit accounts with an average balance of approximately $32.9 thousand per account. Estimated uninsured deposits (calculated as deposit amounts per deposit holder in excess of $250 thousand, the maximum amount of federal deposit insurance, and excluding deposits secured by pledged assets) totaled $190.0 million, or 18.7% of total deposits, as of September 30, 2026. As of December 31, 2025, estimated uninsured deposits totaled $218.0 million, or 21.2% of total deposits.

Pre-tax Pre-provision Net Revenue

The Company utilizes pre-tax pre-provision net revenue (“PPNR”) as a supplemental measure of profitability in addition to earnings measures defined by GAAP, including income before income taxes and net income. PPNR measures the Company’s profitability before accounting for the provisions for credit losses and income taxes. Management believes PPNR provides a means to effectively measure the Company’s core operating profitability on a trended basis. In management’s experience, PPNR and PPNR (annualized) as a percentage of average assets are commonly used by stock analysts and investors in conjunction with their evaluation of financial institutions. The table below reconciles the Company’s calculation of PPNR to amounts recorded in accordance with GAAP.

	Quarter Ended					Nine Months Ended
	2026			2025		2026	2025
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	(Dollars in Thousands)
	(Unaudited Reconciliation)

Net income	$1,960	$1,753	$1,945	$2,129	$1,936	$5,658	$3,863
Add: Provision for income taxes	558	483	515	798	583	1,556	1,146
Add: Provision for credit losses	586	939	254	220	566	1,779	3,811
Pre-tax pre-provision net revenue	$3,104	$3,175	$2,714	$3,147	$3,085	$8,993	$8,820
Average assets	$1,134,582	$1,134,454	$1,173,390	$1,145,476	$1,130,259	$1,147,334	$1,113,469
PPNR as a percentage of average assets (annualized)	1.09%	1.12%	0.94%	1.09%	1.08%	1.05%	1.06%

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

First US Bancshares, Inc. Reports Third Quarter 2026 Results

October 28, 2026

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

		Quarter Ended					Nine Months Ended
		2026			2025		2026	2025
		September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$1,164,835	$1,147,619	$1,165,236	$1,154,785	$1,147,175
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		—	—	—	—	—
Tangible assets	(a)	$1,157,400	$1,140,184	$1,157,801	$1,147,350	$1,139,740

Total shareholders’ equity		$96,617	$104,285	$104,634	$105,648	$104,238
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		—	—	—	—	—
Tangible common equity	(b)	$89,182	$96,850	$97,199	$98,213	$96,803

Average shareholders’ equity		$102,378	$104,539	$105,790	$105,067	$102,737	$104,224	$101,275
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		—	—	—	—	4	—	21
Average tangible shareholders’ equity	(c)	$94,943	$97,104	$98,355	$97,632	$95,298	$96,789	$93,819

Net income	(d)	$1,960	$1,753	$1,945	$2,129	$1,936	$5,658	$3,863
Common shares outstanding (in thousands)	(e)	5,135	5,523	5,604	5,700	5,765

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$17.37	$17.54	$17.34	$17.23	$16.79

Tangible common equity to tangible assets	(b)/(a)	7.71%	8.49%	8.40%	8.56%	8.49%

Return on average tangible common equity (annualized)	(1)	8.19%	7.24%	8.02%	8.65%	8.06%	7.82%	5.51%

(1)
Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)

Contact:	Thomas S. Elley
205-582-1200